Exhibit 99.1

Viking Therapeutics Reports Third Quarter 2023 Financial Results and Provides Corporate Update

Conference call scheduled for 4:30 p.m. ET today

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Phase 2 VENTURE Trial of GLP-1/GIP Agonist VK2735 in Obesity Fully Enrolled; Results Expected 1H24

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Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH and Fibrosis Ongoing; Histology Results Expected 1H24

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Phase 1 Trial of Oral VK2735 Continues to Enroll; Results Expected 1Q24

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Strong Quarter-End Cash Position of $376M

SAN DIEGO, October 25, 2023 -- Viking Therapeutics, Inc. ("Viking") (NASDAQ: VKTX), a clinical-stage biopharmaceutical company focused on the development of novel therapies for metabolic and endocrine disorders, today announced its financial results for the third quarter and nine months ended September 30, 2023, and provided an update on its clinical pipeline and other corporate developments.

Highlights from the Quarter Ended September 30, 2023, and Other Recent Events:

“The third quarter of 2023 has been an exciting period for Viking,” stated Brian Lian, Ph.D., chief executive officer of Viking. “We filed an IND for a Phase 2 trial for our newest program, VK2735, for obesity, and subsequently initiated the Phase 2 VENTURE study to assess the efficacy of this compound over a 13-week treatment period. As we recently announced, the high level of interest in this trial allowed us to enroll the study more rapidly than anticipated, and to exceed our original enrollment target. We also continued enrollment in a Phase 1 study evaluating an oral formulation of VK2735 to determine its preliminary safety, tolerability, and pharmacokinetic and pharmacodynamic profile. We expect to report data from both of these studies in the first half of 2024. We also continued to advance our best-in-class thyroid hormone receptor beta agonist, VK2809, for NASH and fibrosis, and remain on track to report the histology results from the 52-week VOYAGE study in the first half of next year. As we advance our pipeline, we remain disciplined with our finances and maintain a strong balance sheet of approximately $376 million. We expect this to provide operating runway through value-creating milestones for each of our programs.”

Pipeline and Recent Corporate Highlights

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Initiated Phase 2 VENTURE Trial Evaluating Dual GLP-1/GIP Agonist VK2735 in Patients with Obesity; Results Expected 1H24. VK2735 is a wholly owned dual agonist of the glucagon like peptide-1, or GLP-1 receptor, and the glucose dependent insulinotropic polypeptide, or GIP receptor, for the potential treatment of various metabolic disorders such as obesity, non-alcoholic steatohepatitis (NASH), and certain rare disorders.

During the first quarter of 2023, the company announced positive results from a Phase 1 single ascending dose (SAD) and multiple ascending dose (MAD) clinical trial of VK2735, which demonstrated that treatment with VK2735 was safe and well-tolerated following weekly dosing for 28 days in healthy obese volunteers. In the SAD portion of the Phase 1 study, VK2735 demonstrated promising safety and tolerability, as well as a predictable pharmacokinetic profile. Following single subcutaneous doses, VK2735 demonstrated a half-life of approximately 170 to 250 hours and excellent therapeutic exposures.

In the 28-day MAD portion of the study, VK2735 demonstrated encouraging safety and tolerability, and positive signs of clinical activity. All cohorts receiving VK2735 experienced reductions in mean body weight from baseline, ranging up to 7.8%. Cohorts receiving VK2735 also demonstrated reductions in mean body weight relative to placebo, ranging up to 6.0%. Statistically significant differences compared to placebo were maintained or improved at the Day 43 follow-up time point, 21 days after the last dose of VK2735 was administered.

VK2735 also demonstrated encouraging safety and tolerability following repeated dosing. The majority of observed adverse events (98%) were reported as mild or moderate, and the majority of gastrointestinal (GI)-related adverse events (99%) were also reported as mild or moderate.

These results were featured earlier this month in an oral presentation at ObesityWeek®, the annual meeting of the Obesity Society. The presentation highlighted the previously reported safety, tolerability, and weight loss findings, as well as new data demonstrating VK2735’s impact on liver fat and plasma lipids. Notably, after four weekly doses of VK2735, subjects in the Phase 1 trial reported liver fat reductions of up to 47% from baseline (placebo-adjusted, p<0.01). Among subjects with non-alcoholic fatty liver disease (NAFLD), placebo-adjusted reductions in liver fat reached approximately 59% (p<0.01). Though the sample size was limited, these results may indicate VK2735’s potential benefit in patients with various forms of fatty liver disease.

The ObesityWeek presentation also highlighted VK2735’s effects on plasma lipids. Despite normal baseline plasma lipid levels among these healthy volunteers, treatment with VK2735 produced encouraging reductions from baseline in total cholesterol (up to 21%), low-density lipoprotein cholesterol (LDL-C; up to 23%), and apolipoprotein B [Apo(B); up to 21%].

During the third quarter, Viking initiated the Phase 2 VENTURE trial, evaluating VK2735 in patients with obesity. The VENTURE trial is a randomized, double-blind, placebo-controlled multicenter study that is evaluating the safety, tolerability, pharmacokinetics, and weight loss efficacy of VK2735, administered subcutaneously, once weekly for 13 weeks. The trial was designed to enroll approximately 125 adults who are obese (BMI ≥30 kg/m2), or adults who are overweight (BMI ≥27 kg/m2) with at least one weight-related comorbid condition. Due to heightened clinician and patient interest, the trial’s enrollment target was increased to 176 patients from the original target of 125 patients. The primary endpoint of the study will assess the percent change in body weight from baseline to Week 13 among patients treated with VK2735 as compared with placebo, with secondary and exploratory endpoints evaluating a range of additional safety and efficacy measures. The VENTURE trial will evaluate weekly VK2735 doses of up to 15 mg, compared to the 10 mg top dose evaluated in the prior Phase 1 MAD study.

The company recently announced completion of enrollment in VENTURE and expects to report the results from this study in 1H24.

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Phase 1 Trial Evaluating Novel Oral Formulation of VK2735 Continues to Enroll; Data Expected in 1Q24. Concurrent with the announcement of results from the Phase 1 trial of the subcutaneous injectable formulation of VK2735, Viking initiated a Phase 1 clinical study to evaluate a novel oral formulation of VK2735. The company believes the potential to provide both subcutaneous and oral dosage forms may represent an important option for patients, and may significantly expand the market opportunity for VK2735.

The Phase 1 study, which is an extension of the SAD/MAD Phase 1 trial described above, is a randomized, double-blind, placebo-controlled trial in healthy adults with a minimum BMI of 30 kg/m2. The primary objective of the study is to evaluate the safety and tolerability of VK2735 administered as an oral tablet once daily for 28 days. The secondary objective is to evaluate the pharmacokinetics of orally administered VK2735 in healthy subjects. Exploratory pharmacodynamic measures include assessments of changes in body weight and other metrics.

The company expects to report the initial data from the oral formulation Phase 1 study in 1Q24.

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Phase 2b VOYAGE Study Evaluating VK2809 for the Treatment of NASH and Fibrosis Ongoing; Histology Results Expected 1H24. VK2809 is an orally available, small molecule agonist of the thyroid hormone receptor that is selective for liver tissue as well as the beta isoform of the receptor. During the second quarter, the company announced positive top-line results from the Phase 2b VOYAGE study evaluating VK2809 in patients with biopsy-confirmed NASH and fibrosis. The study achieved its primary endpoint, with patients receiving VK2809 experiencing statistically significant reductions in liver fat content from baseline to Week 12 as compared with placebo. The median relative change from baseline in liver fat as assessed by magnetic resonance imaging, proton density fat fraction (MRI-PDFF) ranged from 38% to 55% for patients receiving VK2809. Importantly, up to 85% of patients receiving VK2809 experienced at least a 30% relative reduction in liver fat content (p<0.0001), a level of reduction that is associated with greater likelihood of histologic improvement in NASH. Additionally, VK2809-treated patients demonstrated statistically significant reductions in low-density lipoprotein cholesterol (LDL-C), triglycerides, and atherogenic lipoproteins, all of which have been correlated with cardiovascular risk. These findings support prior data demonstrating that VK2809 may offer a cardio-protective benefit through its robust reduction in plasma lipids.

The VOYAGE data also confirmed previously reported results demonstrating VK2809’s encouraging safety and tolerability profile. After 12 weeks, 94% of treatment related adverse events among patients receiving VK2809 were reported as mild or moderate. As in prior studies, VK2809 demonstrated excellent GI tolerability, with rates of nausea, diarrhea, stool frequency, and vomiting similar among VK2809-treated patients compared to placebo.

The company expects to report data from the secondary and exploratory objectives of the study, including the evaluation of histologic changes assessed by hepatic biopsy after 52 weeks of treatment, in the first half of 2024.

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VOYAGE Primary Endpoint Results Selected for Late Breaking Presentation at The Liver Meeting, 2023. The results for the primary endpoint of the VOYAGE Phase 2b study have been selected for poster presentation at the upcoming meeting of the American Association for the Study of Liver Diseases (AASLD). Abstract 48541, titled “The Novel Thyroid Hormone Receptor Beta Agonist VK2809 Significantly Reduces Liver Fat in Patients with NASH and Fibrosis, Results from the Primary Endpoint of the Ongoing Phase 2b VOYAGE Study,” will be presented at the Late Breaking Poster Session, scheduled for Monday, November 13 at 1:00 pm ET.

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Phase 1b Study of VK0214 in X-ALD Continues to Enroll. VK0214 is a novel, orally available thyroid hormone receptor beta agonist being evaluated as a potential treatment for X-linked adrenoleukodystrophy (X-ALD), a rare neurogenerative disease for which there are currently no pharmacologic treatment options.

Results from a prior Phase 1 study of VK0214 in healthy volunteers successfully achieved its primary and secondary endpoints demonstrating dose-dependent exposures, no evidence of accumulation, and a half-life consistent with once-daily dosing. VK0214 demonstrated encouraging safety and tolerability in this study, with no serious adverse events observed and no differences reported for GI side effects such as nausea or diarrhea among subjects treated with VK0214 compared with placebo.

Following completion of the Phase 1 study, the company initiated a Phase 1b study of VK0214 in patients with the adrenomyeloneuropathy, or AMN, form of X-ALD, which is the most common form of the disorder. The Phase 1b trial is a randomized, double-blind, placebo-controlled multi-center study in adult male patients with AMN. The primary objectives of the study are to evaluate the safety and tolerability of VK0214 administered orally, once daily for 28 days. The study also includes an evaluation of the pharmacokinetics of VK0214 in AMN patients, as well as an exploratory assessment of changes in plasma levels of very long chain fatty acids.

The Phase 1b study continues to enroll, and the company expects to complete enrollment in 4Q23.

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Strong Quarter-End Cash Position of $376M. During the second quarter, Viking closed a public offering of common stock, which raised gross proceeds of $287.5 million, significantly strengthening the company’s cash position. As of the end of the third quarter, the company held approximately $376 million in cash, cash equivalents, and marketable securities. These funds will support the ongoing expansion of Viking’s development pipeline, allowing advancement of these programs through important clinical milestones.

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Upcoming Investor Events. Viking management will participate in the following upcoming investor events:

Truist Securities BioPharma Symposium

New York, NY

November 8 – 9, 2023

UBS Biopharma Conference

Miami Beach, FL

November 8 – 9, 2023

Stifel 2023 Healthcare Conference

New York, NY

November 14 – 15, 2023

Jefferies London Healthcare Conference

London, UK

November 14 – 16, 2023

Evercore ISI HealthCONx Conference

Miami, FL

November 28 – 30, 2023

Third Quarter and Nine Month Financial Highlights

Third Quarter Ended September 30, 2023 and 2022

Research and development expenses for the three months ended September 30, 2023, were $18.4 million compared to $12.0 million for the same period in 2022. The increase was primarily due to increased expenses related to pre-clinical studies, clinical studies, stock-based compensation, salaries and benefits and third-party consultants, partially offset by decreased expenses related to manufacturing for drug candidates.

General and administrative expenses for the three months ended September 30, 2023, were $8.9 million compared to $4.2 million for the same period in 2022. The increase was primarily due to increased expenses related to legal and patent services, stock-based compensation, third-party consultants and salaries and benefits.

For the three months ended September 30, 2023, Viking reported a net loss of $22.5 million, or $0.23 per share, compared to a net loss of $15.8 million, or $0.21 per share, in the corresponding period in 2022. The increase in net loss for the three months ended September 30, 2023, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income compared to the same period in 2022.

Nine Months Ended September 30, 2023 and 2022

Research and development expenses for the nine months ended September 30, 2023, were $43.3 million compared to $38.1 million for the same period in 2022. The increase was primarily due to increased expenses related to preclinical studies, stock-based compensation, salaries and benefits, manufacturing for drug candidates, regulatory service costs and third-party consultants, partially offset by decreased expenses related to clinical studies.

General and administrative expenses for the nine months ended September 30, 2023, were $28.2 million compared to $12.0 million for the same period in 2022. The increase was primarily due to increased expenses related to legal and patent services, stock-based compensation, salaries and benefits and third-party consultants.

For the nine months ended September 30, 2023, Viking reported a net loss of $61.3 million, or $0.66 per share, compared to a net loss of $49.3 million, or $0.64 per share, in the corresponding period in 2022. The increase in net loss for the nine months ended September 30, 2023, was primarily due to the increase in research and development expenses and general and administrative expenses, noted previously, partially offset by increased interest income compared to the same period in 2022.

Balance Sheet as of September 30, 2023

At September 30, 2023, Viking held cash, cash equivalents and short-term investments of $376 million, compared to $155.5 million as of December 31, 2022.

Conference Call

Management will host a conference call to discuss the company’s third quarter financial results today at 4:30 pm Eastern. To participate in the conference call, please dial (844) 850-0543 from the U.S. or (412) 317-5199 from outside the U.S. In addition, following the completion of the call, a telephone replay will be accessible until November 1, 2023, by dialing (877) 344-7529 from the U.S. or (412) 317-0088 from outside the U.S. and entering conference ID # 6033713. Those interested in listening to the conference call live via the internet may do so by visiting the Webcasts page of Viking’s website at http://ir.vikingtherapeutics.com/webcasts. An archive of the webcast will also be available on the Webcasts page of the company’s website for 30 days.

About Viking Therapeutics, Inc.

Viking Therapeutics is a clinical-stage biopharmaceutical company focused on the development of novel first-in-class or best-in-class therapies for the treatment of metabolic and endocrine disorders, with three compounds currently in clinical trials. Viking's research and development activities leverage its expertise in metabolism to develop innovative therapeutics designed to improve patients' lives. The company's clinical programs include VK2809, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the treatment of lipid and metabolic disorders, which is currently being evaluated in a Phase 2b study for the treatment of biopsy-confirmed non-alcoholic steatohepatitis (NASH) and fibrosis. In a Phase 2a trial for the treatment of non-alcoholic fatty liver disease (NAFLD) and elevated LDL-C, patients who received VK2809 demonstrated statistically significant reductions in LDL-C and liver fat content compared with patients who received placebo. The company is also developing VK2735, a novel dual agonist of the glucagon-like peptide 1 (GLP-1) and glucose-dependent insulinotropic polypeptide (GIP) receptors for the potential treatment of various metabolic disorders. Data from a Phase 1 trial evaluating VK2735 (dosed subcutaneously) for metabolic disorders demonstrated an encouraging safety and tolerability profile as well as positive signs of clinical benefit. The company recently initiated a Phase 2 study to evaluate VK2735 in patients with obesity. The company also recently initiated a Phase 1 study to evaluate an oral formulation of VK2735. In the rare disease space, the company is developing VK0214, a novel, orally available, small molecule selective thyroid hormone receptor beta agonist for the potential treatment of X-linked adrenoleukodystrophy (X-ALD). VK0214 is currently being evaluated in a Phase 1b clinical trial in patients with the adrenomyeloneuropathy (AMN) form of X-ALD. The company holds exclusive worldwide rights to a portfolio of five therapeutic programs, including VK2809 and VK0214, which are based on small molecules licensed from Ligand Pharmaceuticals Incorporated.

For more information about Viking Therapeutics, please visit www.vikingtherapeutics.com. Follow Viking on Twitter @Viking_VKTX.

Forward-Looking Statements

This press release contains forward-looking statements regarding Viking Therapeutics, Inc., under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, including statements about Viking's expectations regarding its clinical and preclinical development programs and cash resources. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially and adversely and reported results should not be considered as an indication of future performance. These risks and uncertainties include, but are not limited to: risks associated with the success, cost and timing of Viking's product candidate development activities and clinical trials, including those for VK2735, VK0214, VK2809, and the company's other incretin receptor agonists; risks that prior clinical and preclinical results may not be replicated; risks regarding regulatory requirements; and other risks that are described in Viking's most recent periodic reports filed with the Securities and Exchange Commission, including Viking's Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent Quarterly Reports on Form 10-Q, including the risk factors set forth in those filings. These forward-looking statements speak only as of the date hereof. Viking disclaims any obligation to update these forward-looking statements except as required by law.

Viking Therapeutics, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues	$—	$—	$—	$—
Operating expenses:
Research and development	18,379	11,959	43,304	38,056
General and administrative	8,886	4,237	28,238	12,016
Total operating expenses	27,265	16,196	71,542	50,072
Loss from operations	(27,265)	(16,196)	(71,542)	(50,072)
Other income (expense):
Amortization of financing costs	(2)	(27)	(62)	(51)
Interest income, net	4,733	450	10,314	857
Realized loss on investments, net	—	—	—	(42)
Total other income, net	4,731	423	10,252	764
Net loss	(22,534)	(15,773)	(61,290)	(49,308)
Other comprehensive loss, net of tax:
Unrealized gain (loss) on securities	221	111	305	(813)
Foreign currency translation loss	(86)	(223)	(108)	(399)
Comprehensive loss	$(22,399)	$(15,885)	$(61,093)	$(50,520)
Basic and diluted net loss per share	$(0.23)	$(0.21)	$(0.66)	$(0.64)
Weighted-average shares used to compute basic and diluted net loss per share	99,846	76,505	92,481	76,917

Viking Therapeutics, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$37,185	$36,632
Short-term investments – available-for-sale	339,056	118,853
Prepaid clinical trial and preclinical study costs	4,389	8,144
Prepaid expenses and other current assets	670	3,411
Total current assets	381,300	167,040
Right-of-use assets	1,200	1,418
Deferred financing costs	130	38
Deposits	33	33
Total assets	$382,663	$168,529
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,711	$8,529
Other accrued liabilities	7,375	13,114
Lease liability, current	319	304
Total current liabilities	13,405	21,947
Lease liability, net of current portion	1,018	1,260
Total long-term liabilities	1,018	1,260
Total liabilities	14,423	23,207
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value: 10,000,000 shares authorized at September 30, 2023 and December 31, 2022; no shares issued and outstanding at September 30, 2023 and December 31, 2022	—	—
Common stock, $0.00001 par value: 300,000,000 shares authorized at September 30, 2023 and December 31, 2022; 100,028,828 shares issued and outstanding at September 30, 2023 and 78,257,258 shares issued and outstanding at December 31, 2022	1	1
Treasury stock at cost, 2,193,251 shares at September 30, 2023 and December 31, 2022	(6,795)	(6,795)
Additional paid-in capital	729,278	445,267
Accumulated deficit	(353,339)	(292,049)
Accumulated other comprehensive loss	(905)	(1,102)
Total stockholders’ equity	368,240	145,322
Total liabilities and stockholders’ equity	$382,663	$168,529

Contacts:

Viking Therapeutics

Greg Zante

Chief Financial Officer

858-704-4672

gzante@vikingtherapeutics.com

Vida Strategic Partners

Stephanie Diaz (Investors)

415-675-7401

sdiaz@vidasp.com

Tim Brons (Media)

415-675-7402

tbrons@vidasp.com